                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                    FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
       OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number:  333-61457

                         GLOBAL CROSSING HOLDINGS LTD.
             (Exact name of registrant as specified in its charter)

                                  WESSEX HOUSE
                                 45 REID STREET
                             HAMILTON HM12, BERMUDA
                                 (441) 296-8600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          9-1/8% Senior Notes Due 2006
                          9-5/8% Senior Notes Due 2008
                          9-1/2% Senior Notes Due 2009
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                 10 1/2% Mandatorily Redeemable Preferred Stock
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  (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15 (d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)     [  ]  Rule 12h-3(b)(1)(ii)     [   ]
          Rule 12g-4(a)(1)(ii)    [  ]  Rule 12h-3(b)(2)(i)      [   ]
          Rule 12g-4(a)(2)(i)     [  ]  Rule 12h-3(b)(2)(ii)     [   ]
          Rule 12g-4(b)(2)(ii)    [  ]  Rule 12h-5(a)            [ X ]
          Rule 12h-3(b)(1)(i)     [  ]  Rule 15d-6               [   ]


Approximate number of holders of record as of the certification or notice date: N/A

Pursuant to the requirements of the Securities Exchange Act of 1934, Global Crossing Holdings Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   March 30, 2001                   BY:/s/ Lorraine Dean
      ------------------                    ---------------------------
                                            Lorraine Dean
                                            Vice-President & Secretary